Exhibit 99.1

SIBLING GROUP FINALIZES BLENDED SCHOOLS NETWORK TRANSACTION

Expansion of Marketing, Sales and Offerings Represent Key Opportunity

ATLANTA, GA May 30, 2014 (Marketwired via COMTEX) Sibling Group Holdings, Inc. (OTCQB: SIBE), (www.siblinggroup.com ) (the “Company”) announced today that it has finalized the acquisition of Blended Schools Network ( www.blendedschools.net , “BSN”), with agreement from both companies Board of Directors.  BSN will operate as an independent business unit, and be a key element of Sibling Group’s K-12 strategy for high quality content development, professional development, and for emerging educational technologies.

Blended Schools Network was founded in 2002 by Pennsylvania school superintendents in order to bring high quality online learning to all students.  Currently, BSN serves over 160 school districts and has over 300,000 course enrollments for this past school year, and has historically generated around $3M in annual revenues. They have developed over 190 online courses, 15,000 lessons, 12,000 videos and over 8,000 modules.

Dave Saba, Sibling Group Holdings President, commented, “Industry experts have projected that by 2019, 50 percent of all high school courses will be delivered online*, and BSN’s positioning in this market should give us solid growth potential. Moreover, with other acquisitions under consideration, it can be strongly leveraged, for increased scale and market presence.”

Leaders from both organizations have worked closely together over the last six months to position BSN for substantial growth.  BSN has already experienced success through expansion into new states like Nevada, California, Wisconsin, Ohio and New Jersey, and is focused on expanding potential national partnerships for distribution of both student-facing content and teacher professional development.

“We are very excited to be able to take this incredible resource for teachers and students and bring it to so many more schools in the U.S. and around the world,” stated Saba. “Building a high performing lifelong learning company around this exceptional team of education professionals is the perfect next step for Sibling Group Holdings and sets the tone for long term success.”

The BSN team is already working to re-launch Sibling’s Special Education, and Social Emotional Learning products under the BSN brand.  BSN is also working with Sibling experts on bringing a Childhood Development Associate certification product to market in 2014.

* Source - Disrupting Class: How Disruptive Innovation Will Change the Way the World Learns by Clayton Christensen, Curtis W. Johnson andMichael B. Horn

About Sibling Group Holdings, Inc:Sibling Group Holdings, Inc. (OTCQB: SIBE) (www.siblinggroup.com) intends to acquire, on a global basis, advanced technology and education management operations in order to enhance and accelerate the delivery of 21st century learning. By accessing funding from the public capital markets and melding them into a unified strategy, Sibling seeks to accelerate the improvement of education across the globe. The results: better educated children and adults, a sustainable and cost effective instructional model and reduced dependence on governmental funding. Our current operations include professional development for the teaching profession and educational technology offerings including classroom management tools. The Company's executive offices are in Atlanta, Georgia.

Blended Schools Network will be an independent business unit of Sibling Group Holdings, Inc., and will continue to operate providing online curriculum with 192 master courses for the K-12 marketplace, all Common Core compatible; a complete hosted course authoring and learning management system (LMS) environment featuring both Blackboard and Canvas; the new Language Institute, with online courses in Arabic, Chinese, Spanish, French, Japanese, Latin, Russian, German and Hindi, all oriented to meet today's ESL requirements. The Blendedschools.net staff provides online, and on-site training for Blended Learning training methods, conversion planning, and implementation. For more information, go to www.blendedschools.net , or call Sheri Border, at 814-542-2501 x181, or by email at sborder@blendedschools.net.

Safe Harbor:

This press release may contain forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Sibling Group Holdings, Inc. is subject to risks detailed from time to time in its publicly filed documents available at www.sec.gov. Sibling Group Holdings, Inc. does not undertake to update any forward-looking statements that it may make to conform to actual results. All current and potential shareholders are asked to read all filings for the Company at the Securities and Exchange Commission web site, www.SEC.gov.

Contact:

Alexandra Langheinrich

Email: Alexandra@wallstreetnewscast.com

Phone: (201) 355-6946